Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY TERMINATES HANLONG AGREEMENT

LAKEWOOD, COLORADO — August 21, 2013, General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration and mining company, announced that the Company and Hanlong (USA) Mining Investment, Inc. (“Hanlong”) have terminated the parties’ Securities Purchase Agreement (“Purchase Agreement”).  In addition, a related stockholder agreement with Hanlong terminated by its terms.  The Purchase Agreement, entered into in March, 2010, provided the opportunity for Hanlong to purchase the Company’s stock in two $40 million tranches.  The first $40 million tranche stock purchase of 11.9 million shares was completed in December, 2010.  A condition precedent for Hanlong to make the second $40 million tranche stock purchase was the obligation to deliver a $665 million Bank Loan to fund the construction of the Company’s portion of the Mt. Hope Project through a Chinese bank.  The Bank Loan was to be made available for initial drawdown within the time period of nine months following the Company obtaining the Record of Decision (“ROD”) for the Mt. Hope Project from the U.S. Bureau of Land Management.  The ROD was obtained on November 16, 2012; therefore the Bank Loan availability was due August 16, 2013.

Bruce D. Hansen, Chief Executive Officer of General Moly, said “While we are disappointed that we will not complete this transaction, it is in our shareholders’ best interests to terminate the agreements with Hanlong. We are focusing all our efforts on discussions with other parties that have expressed interest in advancing the full financing for the Mt. Hope Project.”

Mr. Hansen added, “We believe that the fully permitted and construction ready Project is significantly more advanced today than when the Hanlong agreement was reached in 2010, and we are actively engaging with other potential strategic partners both in and outside of China to develop Mt. Hope.”

Under the separate Bridge Loan Agreement with Hanlong also entered into in March, 2010, Hanlong provided up to a $20 million loan to the Company available in two equal tranches.  The first $10 million tranche was drawn in March, 2010 — and the second tranche, which was never drawn, was cancelled by agreement of the parties in March, 2013.  In accordance with the Bridge Loan Agreement the parties intend to offset the Company’s obligation to repay the $10 million first tranche against Hanlong’s obligation to pay the $10 million break fee.

Hanlong remains General Moly’s largest stockholder and has a right to maintain its Board of Directors seat provided that it retains a fully diluted interest above 10% in the Company.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty Project that is also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media - Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to maintain required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including recent request for preliminary injunction and appeal of the Record of Decision, and appeal of water permits.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.